Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE dated as of the 20th day of August, 2010 (this “Second Amendment”) by and between BP 599 LEXINGTON AVENUE LLC, a Delaware limited liability company, having an address c/o Boston Properties, Inc., 599 Lexington Avenue, New York, New York 10022, as Landlord (“Landlord”), and COWEN GROUP, INC., a Delaware corporation (formerly known as LexingtonPark Parent Corp., and successor to Ramius LLC) having an address at 599 Lexington Avenue, New York, New York 10022, as Tenant (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Lease dated June 22, 2007 (the “Original Lease”), as amended by a First Amendment to Lease dated as of June 9, 2008 (the “First Amendment”), an Assignment and Assumption of Lease dated November 2, 2009 (the “Ramius Assignment”), a Consent Agreement (Assignment) dated as of November 2, 2009, and an Assignment and Assumption of Lease dated as of the date hereof (the “Cowen Assignment”) (the Original Lease, as so amended, is referred to as the “Lease”), Tenant leases from Landlord certain premises on the nineteenth (19th), twentieth (20th), and twenty-first (21st) floors (the “Existing Premises”) of the building known as 599 Lexington Avenue, New York, New York 10022 (the “Building”) as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to expand the size of the Premises by adding thereto two portions of the twenty-seventh (27th) floor of the Building (the “27A Premises” and the “27B Premises”, respectively, and collectively, the “27th Floor Premises”).

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.             Demise of the 27th Floor Premises.  Landlord and Tenant agree that as of the 27th Floor Premises Commencement Date (hereinafter defined), the Existing Premises shall be expanded by adding thereto the 27th Floor Premises, and the Premises shall be deemed modified to consist of the Existing Premises and the 27th Floor Premises; provided, however, that (i) Annual Fixed Rent for the 27th Floor Premises shall be determined pursuant to Section 4 of this Second Amendment, (ii) Tenant’s Share of Taxes and Operating Expenses for the 27th Floor Premises shall be determined pursuant to Sections 5, 6 and 7 of this Second Amendment, and (iii) Tenant shall deliver an Additional Security Deposit (as hereinafter defined) pursuant to Section 16 of this Second Amendment.

2.             Lease Term With Respect to the 27th Floor Premises.  The Lease Term with respect to the 27th Floor Premises shall commence on the date of this Second Amendment (the “27th Floor Premises Commencement Date”), and shall end on the Expiration Date (i.e., August 31, 2022), as the same may be extended pursuant to the provisions of Article 21 of the Lease, or shall end on such earlier date upon which the Lease Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease, as amended by this Second Amendment, or pursuant to law.

3.             Tenant’s Second Amendment Work.

(a)           Except as otherwise set forth in Section 3(b) below and the Work Letter attached hereto as Exhibit C, the 27th Floor Premises is being leased in its present condition, “AS IS”, without representation or warranty by Landlord, provided that (i) Landlord represents that all Building systems serving the 27th Floor Premises, with the exception of connections and distributions of HVAC, life-safety, electrical systems and the like still under construction, shall be in good working order on the 27th Floor Premises Commencement Date, (ii) Landlord represents that it has provided Tenant with copies of existing ACP-5 documentation confirming that there is no asbestos or asbestos-containing material requiring remediation within the 27th Floor Premises, (iii) Landlord represents that (x) as of the 27th Floor Premises Commencement Date, the 27th Floor Premises is free of hazardous substances which would violate applicable laws or governmental regulations and (y) the 27th Floor Premises and the Building are free of violations of law or governmental regulations which would prevent obtaining permits for, or performing, Tenant’s Second Amendment Work, and (iv) Landlord shall make available to Tenant in connection with Tenant’s Second Amendment Work (x) a connection point on the 27th Floor Premises to the Building sprinkler riser and (y) a reasonable number of connection points to the Building fire/life safety system which shall be located on the twenty-eight (28th) floor of the Building.

(b)           Tenant acknowledges that Landlord is in the process of constructing certain tenant improvements in the 27A Premises (the “27A Work”) and a common corridor on the 27th floor of the Building (the “Common Corridor Work”), all in accordance with certain existing plans and specifications, copies of which have been provided to Tenant (the “Existing Plans”), pursuant to an existing construction contract (the “Existing Contract”) between Landlord and Aragon Construction Inc. (the “Existing Contractor”).  Tenant desires to have Landlord complete the Common Corridor Work and the 27A Work, with certain changes thereto (the “27A Change Order Work”), and to perform certain work to the 27B Premises (the “27B Work”), all in order to prepare the 27th Floor Premises for Tenant’s initial occupancy.  The 27A Work, as modified by the 27A Change Order Work, and the 27B Work is collectively referred to as “Tenant’s Second Amendment Work”.  Landlord shall cause the Existing Contractor to (i) complete the Common Corridor Work at Landlord’s sole cost and expense and (ii) complete Tenant’s Second Amendment Work at Tenant’s sole cost and expense, subject to the provisions of the Work Letter attached hereto as Exhibit C and provided that Tenant shall have no obligation to pay for the first Nine Hundred Three Thousand Eighteen and 51/100 ($903,018.51) (“Tenant’s Second Amendment Credit”) of the cost of Tenant’s Second Amendment Work, which amount represents the cost of the 27A Work under the Existing Contract based on the Existing Plans including the portion of the 27A Work performed to date.  Subject to the terms hereof and the provisions of the Work Letter attached hereto as Exhibit C, Landlord shall cause the Existing Contractor to complete the Common Corridor Work and Tenant’s Second Amendment Work with reasonable diligence in a good and workmanlike manner and in compliance with all applicable laws and requirements of public authorities and insurance bodies related to, or arising out of the performance of, such work, but the completion of such work shall not be a condition to the occurrence of the 27th Floor Commencement Date, 27A Premises Rent Commencement Date (as hereinafter defined) or 27B Premises Rent Commencement Date (as hereinafter defined).

(c)           Landlord and Tenant acknowledge that Tenant failed to timely requisition a portion of Landlord’s Contribution under the Original Lease in the amount of $445,884.00 (the “Unused Contribution”).  Without limiting Tenant’s right to receive the Tenant’s Second Amendment Credit hereunder, Landlord shall credit the Unused Contribution against the next installment(s) of rent due under the Lease after Tenant’s delivery of Landlord’s Initial Fee and the Additional Security Deposit to Landlord.

(d)           Notwithstanding anything to the contrary contained in the Lease (including Exhibit D attached thereto) or in this Second Amendment, solely in connection with Tenant’s initial move-in to the 27th Floor Premises, Tenant shall be entitled to eight (8) hours of use of the freight elevator(s) during non-Operating Hours free of charge.

(e)           To the maximum extent possible, Tenant’s financial contribution will fund (and thus Tenant will own and depreciate) the components that are identified as IRC Section 1245 Property (5 and 7 year tax lives) per the forthcoming CBRE Cost Segregation Analysis.  To the maximum extent possible, Tenant’s Second Amendment Credit and the Unused Contribution will fund (and thus Landlord will own and depreciate) the components that are identified as IRC Section 1250 Property (39 year tax life) per the forthcoming CBRE Cost Segregation Analysis.

4.             Annual Fixed Rent; Rent Concession.

(a)           Annual Fixed Rent for the 27th Floor Premises shall mean:

I.             With respect to the 27A Premises:

(i)            from the 27th Floor Premises Commencement Date through February 28, 2016, the sum of Nine Hundred Ninety-Nine Thousand Seven Hundred Sixty-Five and 00/100 Dollars ($999,765.00);

(ii)           from March 1, 2016 through February 28, 2021, the sum of One Million Ninety-Two Thousand Fifty-One and 00/100 Dollars ($1,092,051.00); and

(iii)          from March 1, 2021 through the Expiration Date, the sum of One Million One Hundred Eighty-Four Thousand Three Hundred Thirty-Seven and 00/100 Dollars ($1,184,337.00); and

II.            With respect to the 27B Premises:

(i)            from the 27th Floor Premises Commencement Date through November 30, 2014, the sum of One Hundred Ninety-One Thousand Three Hundred Sixteen and 00/100 Dollars ($191,316.00);

(ii)           from December 1, 2014 through November 30, 2017, the sum of Two Hundred Seven Thousand Three Hundred Sixty-Six and 00/100 Dollars ($207,366.00);

(iii)          from December 1, 2017 through February 28, 2021, the sum of Two Hundred Twenty-Seven Thousand Nine Hundred Ten and 00/100 Dollars ($227,910.00); and

(iv)          from March 1, 2021 through the Expiration Date, the sum of Two Hundred Forty-Seven Thousand One Hundred Seventy and 00/100 Dollars ($247,170.00).

Effective as of the 27th Floor Premises Commencement Date, the term “Annual Fixed Rent” in the Lease shall mean Annual Fixed Rent for the Existing Premises as set forth in the Lease, and Annual Fixed Rent for the 27th Floor Premises as set forth herein.

(b)           Anything contained in this Section 4 or Section 5.1 of the Lease to the contrary notwithstanding, so long as no Event of Default exists, Landlord hereby waives payment of Annual Fixed Rent solely with respect to the 27A Premises for the period from and including the 27th Floor Premises Commencement Date through and including February 28, 2011, and Tenant shall commence payment of Annual Fixed Rent with respect to the 27A Premises on March 1, 2011 (the “27A Premises Rent Commencement Date”).

(c)           Anything contained in this Section 4 or Section 5.1 of the Lease to the contrary notwithstanding, so long as no Event of Default exists, Landlord hereby waives payment of Annual Fixed Rent solely with respect to the 27B Premises for the period from and including the 27th Floor Premises Commencement Date through and including November 30, 2010, and Tenant shall commence payment of Annual Fixed Rent with respect to the 27B Premises on December 1, 2010 (the “27B Premises Rent Commencement Date”).

(d)           In subclause (B) of clause (5) of Section 13.10 of the Lease, the reference to free rent provided in Section 5.5 of the Lease shall be deemed to also include the free rent provided in this Section 4.

(e)           In clause (i) of Section 19.3(b) of the Lease, the reference to the rent concession period set forth in Section 5.5 of the Lease shall be deemed to also include the rent concession periods provided in this Section 4.

5.             Tenant’s Share.

(a)           Exhibit B-1 attached to the Original Lease is hereby deleted and replaced with revised Exhibit B-1 attached hereto.

(b)           Effective as of the 27th Floor Premises Commencement Date, (i) Tenant’s Share shall continue to have the meanings set forth in the Lease with respect to the Existing

Premises and (ii) with respect to the 27th Floor Premises, Tenant’s Share shall mean 1.70% with respect to Operating Expenses (which consists of 1.41% for the 27A Premises and 0.29% for the 27B Premises) and 1.68% with respect to Taxes (which consists of 1.39% for the 27A Premises and 0.29% for the 27B Premises), each being equal to a fraction, the numerator of which is the rentable area of the 27th Floor Premises and the denominator of which is the rentable area of the Building for purposes of Operating Expenses or for purposes of Taxes, as appropriate, all as determined in accordance with revised Exhibit B-1 attached hereto.

6.             Base Taxes for the 27th Floor Premises.  Landlord and Tenant agree that Section 6.1 of the Lease shall apply to the 27th Floor Premises from and after the 27th Floor Premises Commencement Date; provided, however, that “Base Taxes” for the 27th Floor Premises shall mean the actual Taxes for the 2010 calendar year, which shall mean the sum of (i) fifty percent (50%) of the actual Taxes for the Tax Year commencing on July 1, 2009 and ending on June 30, 2010, plus (ii) fifty percent (50%) of the actual Taxes for the Tax Year commencing on July 1, 2010 and ending on June 30, 2011.

7.             Base Operating Year for the 27th Floor Premises.  Landlord and Tenant agree that Section 6.2 of the Lease shall apply to the 27th Floor Premises from and after the 27th Floor Premises Commencement Date; provided, however, that “Base Operating Year” shall mean the calendar year commencing on January 1, 2010 and ending on December 31, 2010.

8.             Electricity for the 27th Floor Premises.

(a)           Notwithstanding anything to the contrary in the Lease, Landlord and Tenant agree that Tenant shall obtain and pay for Tenant’s entire supply of electric current to the 27th Floor Premises by direct application to and arrangement with the public utility company servicing the Building.  Landlord represents that there is a direct meter installed on the 27th floor as of the date hereof and such meter is in working order.  Notwithstanding that Tenant does not lease the entire 27th floor of the Building, Tenant shall pay the entire cost of electricity used on the 27th floor as determined by such meter and billed by the public utility company servicing the Building.  During all periods of time that the remainder of the 27th floor of the Building not leased by Tenant, which remainder is agreed, for purposes of this Section 8, to consist of 7,346 rentable square feet of space (the “27th Floor Remainder Space”), is occupied by a third party or under construction, Tenant shall receive a credit against rent as follows: (a) when the 27th Floor Remainder Space is occupied by a third party, Tenant shall receive a credit against rent in the amount of Twenty-Three Eight Hundred Seventy-Four and 50/100 Dollars ($23,874.50) per annum (i.e., $3.25 per rentable square foot of the 27th Floor Remainder Space) (the “27th Floor Remainder Space Electricity Credit”), which shall be credited to Tenant in monthly amounts of $1,989.54 and (b) when the 27th Floor Remainder Space is under construction, Tenant shall receive a credit against rent in the amount of Eleven Thousand Nineteen and 00/100 Dollars ($11,019.00) per annum (i.e., $1.50 per rentable square foot of the 27th Floor Remainder Space), which shall be credited to Tenant in monthly amounts of $918.25; such credit to be adjusted on a per diem basis for any partial months during the Lease Term and periods during which the 27th Floor Remainder Space is unoccupied and not under construction.

(b)           If at any time Tenant reasonably believes that the occupant of the 27th Floor Remainder Space is using electricity in excess of six (6) watts demand load per rentable square foot, Tenant shall have the right to notify Landlord and demand that Landlord conduct a survey of the electrical consumption in the 27th Floor Remainder Space.  Promptly after receipt of such notice, Landlord shall have a survey of the electrical consumption in the 27th Floor Remainder Space performed by a reputable independent electrical consultant selected by Landlord and approved by Tenant, such approval not to be unreasonably withheld or delayed (a “Consultant”).  If such survey discloses that the electrical consumption in the 27th Floor Remainder Space exceeds six (6) watts demand load per rentable square foot, the 27th Floor Remainder Space Electricity Credit shall be increased proportionately by the amount of such excess effective as of the date of such increase in electrical consumption.  If the 27th Floor Remainder Space Electricity Credit shall be increased as aforesaid, and thereafter a survey of the electrical consumption in the 27th Floor Remainder Space performed by a Consultant discloses a decrease in the electrical consumption in the 27th Floor Remainder Space, the 27th Floor Remainder Space Electricity Credit shall be decreased proportionately by the amount of such decrease effective as of the date of such decrease in electrical consumption.  All such electrical surveys shall be performed at Landlord’s expense, unless a survey demanded by Tenant discloses that electrical consumption in the 27th Floor Remainder Space does not exceed the lesser of (i) six (6) watts demand load per rentable square foot or (ii) the electrical consumption in the 27th Floor Remainder Space disclosed by the most recent survey, in which event Tenant shall pay the cost of the electrical survey as Additional Rent.  The findings of the Consultant shall be conclusive and binding upon Landlord and Tenant.

9.             Additional Electrical Power.  Subject to Tenant’s compliance with applicable laws, governmental regulations and Tenant’s obtaining the approval of Con-Edison or other applicable utility company, Tenant shall have the right to have the following work performed (the “Additional Electrical Power Work”), at its sole cost and expense (including, without limitation, the installation of any required meter), within one (1) year after the 27th Floor Commencement Date, subject to and in accordance with Article 8 of the Lease: for the nineteenth (19th) floor of the Premises, installation of an additional 100 amps at 480 volts, three phase, four wire electrical power service from an alternate riser to power information technology and air-conditioning systems when the primary riser is shut down.  Tenant shall obtain this power by tapping the bus duct serving the 3rd through 18th floors of the Building on the 18th floor and running this additional power up to the 19th floor as a secondary/redundant feed for the air-conditioning unit.  Notwithstanding anything to the contrary contained in the Lease, the Additional Electrical Power Work shall be deemed to be the property of Landlord.

10.          Supplemental Air Conditioning and Condenser Water.

(a)           In addition to the Initial Tonnage, Landlord shall make available to Tenant such amount of condenser water as may be required by additional supplemental air conditioning units installed in the Existing Premises as part of Tenant’s Second Amendment Work, but in no event more than an additional fifteen (15) tons (the “Additional Tonnage”).  Tenant shall pay an annual fee to Landlord for the Additional Tonnage at the current rate payable by Tenant in accordance with Section III.D of Exhibit D to the Original Lease, and all of the terms and conditions of Section III.D of Exhibit D to the Original Lease, as amended hereby, shall apply, mutatis mutandis, to such additional supplemental air conditioning units and condenser water; provided, however, that all references to the “Commencement Date” shall mean the 27th Floor Premises Commencement Date.

(b)           The last sentence of Section III.D of Exhibit D to the Original Lease is hereby deleted and of no further effect.

(c)           In addition to the Initial Tonnage, Landlord shall make available to Tenant such amount of condenser water as may be required by supplemental air conditioning units installed in the 27th Floor Premises as part of Tenant’s Second Amendment Work, but in no event more than fifteen (15) tons (“27th Floor Tonnage”).  Tenant shall pay an annual fee to Landlord for the 27th Floor Tonnage at the current rate payable by Tenant in accordance with Section III.D of Exhibit D to the Original Lease, and all of the terms and conditions of Section III.D of Exhibit D to the Original Lease, as amended hereby, shall apply, mutatis mutandis, to such supplemental air conditioning units and condenser water; provided, however, that all references to the “Commencement Date” shall mean the 27th Floor Premises Commencement Date.

(d)           If Tenant demonstrates to Landlord’s reasonable satisfaction that Tenant reasonably requires condenser water in excess of the Initial Tonnage, the Additional Tonnage and the 27th Floor Tonnage, then, subject to availability as determined by Landlord in good faith (taking into consideration the need to allocate or reserve condenser water for other tenants in the Building), Landlord shall make available to Tenant, at Tenant’s sole cost and expense, such additional amount of condenser water as Tenant reasonably requires, but in no event more than twenty (20) tons.

11.          Generator.

(a)           Provided that at the time of such installation (i) there then exists no Event of Default (or any monetary default of which Landlord has given Tenant notice), (ii) this Lease is then in full force and effect and (iii) Original Tenant (together with any Space Occupants) is in actual occupancy of the entire Premises, then, subject to the provisions of Article 8 of the Lease and this Section 11, Tenant shall have the right and option to install, prior to the fifth (5th) anniversary of the 27th Floor Premises Commencement Date, a gas-fired emergency electrical generator of up to 1,000 KVA to serve the Premises, such generator to be located in the location shown on Exhibit D attached hereto in the Building’s loading dock (“Tenant’s Generator Right”).  Tenant shall exercise Tenant’s Generator Right by giving written notice to Landlord accompanied by plans and specifications demonstrating to Landlord’s reasonable satisfaction that the installation, operation and maintenance of such generator will (i) have no adverse effect upon the structure of the Building, the operation and maintenance of Building systems, or the business of other tenants or occupants; (ii) have adequate connection to utilities, ventilation, conduits and risers to the Premises; (iii) be in compliance with laws and insurance requirements; and (iv) be in compliance with all applicable governmental permits and approvals all which shall be obtained by Tenant prior to installation.  Landlord’s reasonable satisfaction with the foregoing shall be a condition precedent to installation.  Landlord shall have the right to approve the design of the generator, which approval shall not be unreasonably withheld, conditioned or delayed, and in connection therewith, Landlord shall review and provide comments to Tenant’s plans and specifications therefor, but Landlord’s approval of the design shall not be deemed to be an approval of the legality or feasibility of the installation or operation of the generator nor relieve Tenant of otherwise complying with the terms of this Section 11 (other than obtaining Landlord’s approval of such design).  Such generator, together with all associated mountings, supports, wiring, cabling, switches and other related equipment, is referred to herein as the “Generator”.  Landlord makes no representations of any kind with respect to the feasibility of the installation or operation of the Generator or the ability to obtain any necessary governmental permits and approvals therefor.

(b)           Landlord shall have the right (“Landlord’s Generator Space Recapture Right”), at any time after the third (3rd) anniversary of the 27th Floor Premises Commencement Date and prior to the exercise by Tenant of Tenant’s Generator Right, to give Tenant written notice (“Landlord’s Generator Space Recapture Notice”) demanding that Tenant either exercise Tenant’s Generator Right or lose Tenant’s Generator Right.  If Tenant shall fail, within thirty (30) days after the giving of Landlord’s Generator Space Recapture Notice, to exercise Tenant’s Generator Right in accordance with this Section 11, Tenant’s Generator Right shall be void and of no further effect.  Landlord shall exercise Landlord’s Generator Space Recapture Right in good faith based upon the needs of Landlord or other tenants or occupants, and/or prospective tenants or occupants, of the Building.

(c)           If, prior to (x) the fifth (5th) anniversary of the 27th Floor Premises Commencement Date or (y) thirty (30) days after the giving of Landlord’s Generator Space Recapture Notice, whichever of (x) or (y) is earlier, Tenant reasonably determines that installation and operation of the Generator in the location shown on Exhibit D attached hereto is not feasible and practicable, then, provided that Tenant waives in writing Tenant’s right hereunder to install the Generator in the location shown on Exhibit D attached hereto, Landlord shall cooperate reasonably with Tenant (at no cost or expense to Landlord) to find another location in the Building which is feasible and practicable for the installation of the Generator and, if such alternate location is identified, Tenant’s Generator Right shall apply to such alternate location subject in all events to all of the terms and conditions of this Section 11 including, without limitation, all time deadlines.

(d)           Tenant shall, at Tenant’s sole cost and expense, perform all work necessary to install, maintain, repair and, if required, remove the Generator, including, without limitation, obtaining and maintaining all licenses and permits required for the installation, maintenance, operation,  repair and, if required, removal of the Generator.  Landlord shall cooperate reasonably with Tenant in connection with the obtaining and maintaining by Tenant of all such licenses and permits, provided that Tenant shall reimburse Landlord, within thirty (30) days following demand thereof, all reasonable out-of-pocket third party costs incurred by Landlord in connection with such cooperation, and such costs shall be Additional Rent.  In the performance of any such work, Tenant shall comply with all applicable provisions of the Lease including, without limitation Article 8 of the Lease.  Landlord shall supervise the performance of any such work, and Tenant shall pay to Landlord, as Additional Rent, a fee not to exceed five percent (5%) of Tenant’s costs and expenses.

(e)           Notwithstanding anything to the contrary contained in the Lease, (i) the Generator shall be deemed to be a Specialty Alteration, (ii) the Generator shall be deemed to be the property of Landlord and, subject to Landlord’s right to have Tenant remove the same as hereinafter set forth, shall be surrendered with the Premises upon the expiration or earlier termination of the Term and (iii) Landlord shall have the right, upon written notice to Tenant given at any time prior to the expiration or earlier termination of the Term, to require that the Generator be removed upon the expiration or earlier termination of the Term.

(f)            Tenant agrees that Tenant’s indemnification of the Landlord Parties set forth in Section 8.3(c) and 11.1 of the Lease shall include all injury, loss, claims, damage, expense (including reasonable attorneys’ fees and disbursements actually incurred by Landlord) in connection with the installation, operation, repair, maintenance and, if required, removal, of the Generator.

(g)           Tenant’s Generator Right is personal to Original Tenant and shall not be transferred, assigned or exercised by any other party, it being agreed, however, that, following the installation of the Generator, the Generator shall be available to any permitted assignee or subtenant of all or any portion of the Premises to be used in accordance with this Section, provided that Landlord shall have no obligation to incur any cost or to perform any work in connection therewith.  The Generator shall be used solely for purposes incidental to the business of Tenant (and not for re-sale).

12.          New IT Riser.  Subject to Tenant’s compliance with applicable laws, governmental regulations and Tenant’s obtaining the approval of any applicable utility company, Landlord shall provide a reasonable path for a four inch conduit for information technology wiring with lockable pull boxes in the telephone closets on each floor of the Premises, and at reasonable intervals on non-Premises floors between the 19th floor and 27th floor subject to the rights of the existing tenants and occupants of such non-Premises floors solely with respect to accessing such telephone closets (but not with respect to the path for the conduit).  Tenant shall have the right to perform such work, at Tenant’s sole cost and expense, within one (1) year after the 27th Floor Premises Commencement Date subject to and in accordance with Article 8 of the Lease, or Tenant may elect to have Landlord perform such work as part of Tenant’s Second Amendment Work subject to and in accordance with Section 3 of this Second Amendment and Article 8 of the Lease.  Notwithstanding anything to the contrary contained in the Lease, such installation shall be deemed to be the property of Landlord.

13.          Floor Plan.  The floor plan with respect to the 27th Floor Premises is attached hereto and is hereby added to Exhibit B of the Lease.

14.          Notice Provision.

(a)           Subparagraph (i) of Section 20.9 of the Lease is modified to delete:

“Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:  Stuart A. Offner, Esq.”

and substitute therefor:

“Sym Real Estate Law LLC

442 Marrett Road, Suite 5

Lexington, MA 02421

Attention:  John A. Sym, Esq.”

(b)           Subparagraph (ii) of Section 20.9 of the Lease is modified to add “and Attention:  General Counsel” immediately prior to “, with a copy to”.

15.          No 18th Floor Expansion Option.  Landlord and Tenant confirm and agree that Article 25 of the Lease (18th Option to Expand) has expired and is of no further force or effect.

16.          Additional Security Deposit.

(a)           In the first sentence of Section 20.22(a) of the Lease, the language “which has a financial strength rating of A or better by A.M. Best” is hereby deleted and replaced with the following:

“having a long-term issuer credit rating from Standard & Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service.  If the issuer’s credit rating is reduced below A, then Landlord shall have the right to require that Tenant obtain from a different issuer a Replacement Letter (as hereinafter defined) that complies in all respects with the requirements of this Section within thirty (30) days following Landlord’s written demand.  If the issuer of any Letter (as hereinafter defined) held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity then said Letter shall be deemed not to meet the requirements of this Section and, within thirty (30) days following Landlord’s written demand, Tenant shall obtain from a different issuer a Replacement Letter that complies in all respects with the requirements of this Section.”

(b)           In addition to the Security Deposit required under the Lease, Tenant, or an affiliate or subsidiary of Tenant, shall deliver to Landlord an additional security deposit (the “Additional Security Deposit”) in the amount of One Million One Hundred Ninety-One Thousand Eight-One and 00/100 Dollars ($1,191,081.00).  The Additional Security Deposit shall be in the form of a supplemental Letter of Credit, a replacement Letter of Credit, or an amendment to the existing Letter of Credit which complies with the requirements of Section 20.22(a) of the Lease, as amended hereby.  Tenant shall use diligent efforts to deliver such supplemental Letter of Credit, replacement Letter of Credit, or amendment to the existing Letter of Credit to Landlord as soon as possible, but in any event no later than forty-five (45) days after the 27th Floor Premises Commencement Date, time being of the essence.  Tenant’s failure to timely provide such supplement, replacement or amendment shall constitute an Event of Default for which there shall be no notice or cure period.  Landlord shall cooperate reasonably with Tenant to effect the delivery of the Additional Security Deposit, including, if required, the contemporaneous exchange of a replacement Letter of Credit for the existing Letter of Credit.  Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to credit the Unused Contribution against Tenant’s rent until Landlord receives the Additional Security Deposit.  The Additional Security Deposit shall be held as additional security for Tenant’s obligations under the Lease, as amended by this Second Amendment, subject to and in accordance with Section 20.22(b) of the Lease.

(c)           Section 20.22(c) of the Lease remains in full force and effect and shall continue to govern the reduction the Security Deposit (but not the reduction of the Additional Security Deposit, which shall be governed by Section 16(d) below).

(d)           For purposes hereof, “Reduction Date” shall mean March 1 of calendar years 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020 and 2021, and “Reduction Period” shall mean each Reduction Date plus the thirty (30) day period following such Reduction Date.  Provided that: (1) during the applicable Reduction Period, no Event of Default (or any monetary default of which Landlord has given Tenant notice) shall exist; and (2) during the applicable Reduction Period, Tenant’s chief financial officer shall certify in writing to Landlord that, as of the applicable Reduction Date, Tenant is managing at least Five Billion and 00/100 Dollars ($5,000,000,000.00) of investment funds for a market-based fee; then Tenant shall have the right during each Reduction Period to reduce the amount of the Additional Security Deposit (by delivery of a Replacement Letter or an amendment to the existing Letter) as follows:

(i)                                     During the first (1st) Reduction Period, to One Million Ninety-One Thousand Eight Hundred Twenty-Four and 25/100 Dollars ($1,091,824.25);

(ii)                                  During the second (2nd) Reduction Period, to Nine Hundred Ninety-Two Thousand Five Hundred Sixty-Seven and 50/100 Dollars ($992,567.50);

(iii)                               During the third (3rd) Reduction Period, to Eight Hundred Ninety-Three Thousand Three Hundred Ten and 75/100 Dollars ($893,310.75);

(iv)                              During the fourth (4th) Reduction Period, to Seven Hundred Ninety-Four Thousand Fifty-Four and 00/100 Dollars ($794,054.00);

(v)                                 During the fifth (5th) Reduction Period, to Six Hundred Ninety-Four Thousand Seven Hundred Ninety-Seven and 25/100 Dollars ($694,797.25);

(vi)                              During the sixth (6th) Reduction Period, to Five Hundred Ninety-Five Thousand Five Hundred Forty and 50/100 Dollars ($595,540.50);

(vii)                           During the seventh (7th) Reduction Period, to Four Hundred Ninety-Six Thousand Two Hundred Eighty-Three and 75/100 Dollars ($496,283.75);

(viii)                        During the eighth (8th) Reduction Period, to Three Hundred Ninety-Seven Thousand Twenty-Seven and 00/100 Dollars ($397,027.00);

(ix)                              During the ninth (9th) Reduction Period, to Two Hundred Ninety-Seven Thousand Seven Hundred Seventy and 25/100 Dollars ($297,770.25); and

(x)                                 During the tenth (10th) Reduction Period, to One Hundred Ninety-Eight Thousand Five Hundred Thirteen and 50/100 Dollars ($198,513.50).

Landlord shall cooperate reasonably with Tenant to effect any such reductions of the amount of the Letter of Credit.

(e)           Landlord hereby acknowledges that, as of the date of this Second Amendment, Unicredit Bank AG, New York Branch and Capital One, N.A., satisfy the requirements of Section 20.22(a) of the Lease as amended by this Second Amendment as an issuer of a Letter of Credit.

17.          Original Tenant; Cowen Assignment.  The parties hereto agree that Cowen Group, Inc., together with any permitted successors and assigns under Section 13.1(b) of the Lease, are collectively deemed to be Original Tenant.  Tenant represents to Landlord that a true and complete copy of the Cowen Assignment is attached hereto as Exhibit E.  The Guaranty of Lease dated November 2, 2009 by Tenant (when formerly known as LexingtonPark Parent Corp.) is hereby terminated and of no further effect.

18.          Consent of Mortgagee; SNDA.  Prior to or simultaneously with the execution of this Second Amendment, Landlord shall provide to Tenant the existing Mortgagee’s written consent to the First Amendment, the Ramius Assignment, this Second Amendment and the Cowen Assignment.  Landlord shall use commercially reasonable efforts to obtain an amended SNDA covering the terms of the Lease as amended by this Second Amendment from the existing Mortgagee for the benefit of Tenant within ninety (90) days after the date of this Second Amendment.

19.          Binding on Successors.  This Second Amendment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

20.          Definitions.  All capitalized terms used herein shall have the same meaning as set forth in the Lease unless specifically otherwise provided herein.

21.          Counterparts.  This Second Amendment may be signed in counterparts by persons or officers duly authorized to bind the parties.

22.          Brokers.

(a)           Tenant warrants and represents to Landlord that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment other than CB Richard Ellis, Inc.; and in the event any claim is made against Landlord by any other broker or agent alleging dealings with Tenant in connection with the consummation of this Second Amendment, Tenant shall defend Landlord against such claim, using counsel approved by Landlord, such approval not to be unreasonably withheld, and save harmless and indemnify Landlord on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys’ fees and disbursements) which may be actually suffered or incurred by Landlord by reason of such claim.  Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to CB Richard Ellis, Inc.  The foregoing warranty, representation and indemnity shall not apply to any affiliates, agents or employees of Landlord working for Landlord in a brokerage capacity.

(b)           Landlord warrants and represents to Tenant that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment other than CB Richard Ellis, Inc.; and in the event any claim is made against Tenant by any other broker or agent alleging dealings with Landlord in connection with the consummation of this Lease, Landlord shall defend Tenant against such claim, using counsel approved by Tenant, such approval not to be unreasonably withheld, and save harmless and indemnify Tenant on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys’ fees and disbursements) which may be actually suffered or incurred by Tenant by reason of such claim.

23.          Effect of Amendment.  Except as set forth in this Second Amendment, all of the terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect.  All references to the “Lease” shall be deemed to be references to the Lease as amended by this Second Amendment.

Signatures on next page.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment to Lease as of the date and year first above written.

LANDLORD:

BP 599 LEXINGTON AVENUE LLC

By:	/s/ Andrew D. Levin
Andrew D. Levin
Vice President

TENANT:

COWEN GROUP, INC.

By:	/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: Chief Operating Officer